Exhibit 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.
For the fiscal year ended: December 31, 2000

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

For the transition period from                to

Commission file number: 1-4850

A. Full title of plan and the address of the plan, if different from that of the issuer named below: Computer Sciences Corporation Matched Asset Plan
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245

INDEPENDENT AUDITORS' REPORT

Employee Retirement Plan Committee
Computer Sciences Corporation
El Segundo, California

We have audited the accompanying statements of net assets available for benefits of Computer Sciences Corporation Matched Asset Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Deloitte & Touche LLP
June 19, 2001
Los Angeles, California

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
	2000	1999
ASSETS
Investments (Notes 1, 2, 5, and 9):
Short-term investments	$ 66,364,338	$ 80,785,800
Long-term investments--at fair value:
CSC Company stock	386,597,437	569,521,853
Employee loans (Note 6)	24,577,090	24,067,854
Interest in registered investment companies
Brinson U.S. Balanced Fund		39,109,557
Mellon Enhanced Asset Fund	124,752,673	83,443,899
Brinson U.S. Equity Fund		181,608,317
Mellon S&P 500 Stock Index Fund	270,445,105	281,011,005
Black Rock Core Bond Fund	18,223,100	5,454,439
Vanguard High Yield Bond Fund	5,005,183	3,369,664
Mellon Balanced 40/60 Fund	11,471,934	8,462,934
Mellon Balanced 60/40 Fund	28,904,001	20,444,734
Mellon Balanced 80/20 Fund	45,206,806	31,402,919
Mellon S&P 500 Select Fund	28,616,010	24,760,868
Mellon Market Completion Fund	37,175,248	12,667,946
Bernstein International Value Portfolio Fund	13,059,706	6,661,305
Frank Russell Active Equity Fund	148,413,346
Corporate bonds	52,844,768	77,254,423
Government bonds	73,354,338	52,235,414
Other bonds	12,563,965	17,464,594
Total investments	1,347,575,048	1,519,727,525

Receivables:
Accrued income	1,180,080	988,961
Unsettled trades	26,577,828	39,664,599
Other	97,197	246,807
Total Receivables	27,855,105	40,900,367
Total Assets	1,375,430,153	1,560,627,892

LIABILITIES
Accounts payable	468,258	2,471,734
Accrued expenses	882,295	740,633
Unsettled trade payables	24,983,296	41,942,639
Other	1,041,583
Total Liabilities	27,375,432	45,155,006
NET ASSETS AVAILABLE FOR BENEFITS	$ 1,348,054,721 ============	$ 1,515,472,886 ============

See Notes to Financial Statements

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

STATEMENTS OF CHANGES IN NET ASSETS
AVAILABLE FOR BENEFITS
	Years Ended December 31
	2000	1999
ADDITIONS
Investment (Loss) Income:
Net (depreciation) appreciation in fair value of investments (Note 9)	$ (277,433,843)	$ 206,245,357
Interest	12,719,599	11,217,438
Dividends	15,876,831	16,441,381
	(248,837,413)	233,904,176
Less investment management fees	(1,538,220)	(1,424,639)
	(250,375,633)	232,479,537
Contributions:
Employee	136,633,102	108,153,469
Employer	23,622,004	18,771,010
Employee rollovers	8,578,118	10,462,137
Transfers from other plans (Note 8)	50,642,435	69,182,873
	219,475,659	206,569,489
Total (Reductions) Additions	(30,899,974)	439,049,026

DEDUCTIONS
Distributions to participants (Notes 1 and 7)	136,518,191	99,623,122
Total Deductions	136,518,191	99,623,122
Net (Decrease) Increase	(167,418,165)	339,425,904

Net Assets Available for Benefits at Beginning of Year	1,515,472,886	1,176,046,982
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$ 1,348,054,721 ============	$ 1,515,472,886 ============

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

Note 1     Description of the Plan

The following brief description of the Computer Sciences Corporation Matched Asset Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan documents for more complete information.

The Plan was adopted by the action of the Board of Directors of Computer Sciences Corporation (the "Company") taken on November 3, 1986, and constitutes an amendment and restatement of the Employee Stock Purchase Plan ("the Prior Plan").

The Plan is a continuation of the Prior Plan and is qualified under the Internal Revenue Code (the "Code"), as amended, Section 401(a) and, effective as of January 1, 1987, with respect to the portion thereof that qualifies as a qualified cash or deferred arrangement, to satisfy the requirement of Code Section 401(k). It is also subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

The Company reserves the right to discontinue its contributions and terminate the Plan subject to the provisions of ERISA. Upon such termination, the participants' rights to the Company's contributions vest immediately and the account balances are fully paid to the participants.

Interest in the Common/Collective Trust

The Plan's investments are in the common/collective trust ("CCT") which was established for the investment of assets of the Plan and several other Computer Sciences Corporation sponsored retirement plans. Each participating retirement plan has an undivided interest in the CCT. The assets of the CCT are held by The Bank of New York (the "Trustee"). At December 31, 2000 and 1999, the Plan's interest in the net assets of the CCT was approximately 61% and 62%, respectively. Investment income and administrative expenses relating to the CCT are allocated to the individual plans based upon average monthly balances invested by each plan.

Participants in the CCT consist of the Computer Sciences Corporation Matched Asset Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Savings Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Savings Plan, Computer Sciences Corporation Employee Pension Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Pension Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Pension Plan, CSC/Hughes Retirement Plan, CSR Range Employee Pension Plan, AEDC Contractor's Retirement Plan, CSC Cash Balance Plan, and the CSC/Raytheon Retirement Plan (the "Plans").

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

Eligibility and Participation

Any eligible employee who has satisfied the Plan's age and service requirements, and is employed by the Company, and who receives a stated compensation in respect of employment on the payroll of the Company, is eligible to become a participant, with the exception of a person who is represented by a collective bargaining unit and whose benefits have been the subject of good faith bargaining under a contract that does not specify that such person is eligible to participate in the Plan. In addition, the Company may determine to exempt all employees of any division, unit, facility or class from coverage under the Plan. Any person who leaves the employ of the Company and, at a later time becomes re-employed, must reapply to participate in the Plan, provided he or she otherwise meets the eligibility requirements.

There were approximately 32,207 and 24,976 participating employees at December 31, 2000 and 1999, respectively.

Employee and Company Contributions

Subject to certain limitations described below, an eligible employee who elects to become a participant may authorize any whole percentage (at least 1% but not more than 15%) of such employee's monthly compensation (as defined in the Plan) to be deferred and contributed to the trust fund on his or her behalf, up to a maximum amount of $10,500 for 2000 and $10,000 for 1999. Any compensation deferral in excess of $10,500 for 2000 and $10,000 for 1999, together with income allocable to that excess, will be returned to a participant. Any matching Company contributions attributable to any excess contribution, and income allocable thereto, will either be returned to the Company or applied to reduce future matching Company contributions.

In order to qualify for the special tax treatment accorded to plans by Section 401(k) of the Code, contributions on behalf of participants under the Plan must meet two nondiscrimination tests designed to prevent a disproportionate compensation deferral election by employees who are highly compensated in relation to other employees. The Committee may cause the percentage authorized by the highly compensated participants to be reduced if the Plan does not meet both of the nondiscrimination tests.

A participant is not permitted to make voluntary after-tax contributions to the Plan.

The Company will contribute and forward to the trust fund, together with a compensation deferral contribution equal to each participant's qualifying compensation deferral, an amount equal to 50% of the first 3% of the participant's compensation deferral, except for five groups of employees to whom under the terms of their contract agreements the Company will contribute amounts based on the following rates:

Group 1   50% of the first 4% of the participant's compensation deferral;
Group 2   100% of the first 7% of the participant's compensation deferral;
Group 3   100% of the first 5% of the participant's compensation deferral;
Group 4   100% of the first 10% of the participant's compensation deferral; and
Group 5   100% of the first 6% of the participant's compensation deferral.

Matching contributions will be invested in the Company Stock Fund, which invests in the common stock of Computer Sciences Corporation.

Participant Accounts

Each participant's account is credited with the participant's contribution and the Company's matching contribution and allocations of Plan earnings, and is charged with an allocation of investment management fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting of Participants' Interests/Forfeitures

A participant's interest in his or her Compensation Deferral Account, Retirement Account, After Tax Account, and Rollover Account is at all times fully vested in the participant or, when appropriate, in the participant's beneficiary or legal representative.

Each participant has a vested interest in the value of his or her Matching Contribution Account equal to twenty-five percent (25%) after completing two full years of service and increasing by twenty-five percent (25%) for each additional full year of service. Vesting accelerates to 100% in the event of reaching age 65 while employed by the Company or upon severance by reason of death or total and permanent disability.

Any nonvested portion of the Matching Contributions Account will be forfeited upon withdrawal from the Plan. Forfeitures may be applied to reduce future matching contributions by the Company. Such forfeitures during 2000 and 1999 amounted to $1,580,819 and $1,101,182, respectively.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

Distributable Amounts, Withdrawals and Refunds

A participant may become entitled to a distribution of his or her distributable benefit by reason of retirement, death, total and permanent disability, voluntary termination of employment, or dismissal. The rules of payment of a participant's distributable benefit depend upon age of the participant, the number of years of service completed by the participant and the type of severance. The total amounts distributed during 2000 and 1999, excluding hardship withdrawals, were $134,689,865 and $97,933,989, respectively.

While still an employee, a participant may, upon at least a 30 day written notice to the Committee, make a withdrawal of his or her compensation deferral contributions if the Committee finds, after considering the participant's request, that an adequate financial hardship and resulting need for such amount has been demonstrated by the participant. These withdrawals during 2000 and 1999 totaled $1,828,326 and $1,689,133, respectively.

In order for the Plan to meet the nondiscrimination tests, the Committee has caused the compensation deferral percentage for highly compensated employees to be reduced, which has also resulted in the return of excess compensation deferrals.

Note 2     Summary of Significant Accounting Policies

The accounting and reporting policies followed in preparation of the financial statements of the Plan of the Company conform with accounting principles generally accepted in the United States of America. The following is a summary of the significant policies.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, Plan management uses estimates. The Plan has disclosed in the financial statements all estimates where it is reasonably possible that the estimate will change in the near term and the effect of the change could be material to the financial statements.

Assets of the Plan

The assets of the Plan are held in a trust with fourteen sub-accounts representing the investment options. The investment income in the respective sub-accounts is allocated to the participants. Contributions to, and payments from, the Plan are specifically identified to the applicable sub-accounts within the trust.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

Security Transactions

Security transactions are accounted for on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

In general, participants in the Company Stock Fund receive distributions in certificates for shares of the common stock of the Company.

Valuation of Investment Securities

Investments in common stocks, fixed income securities and institutional investment vehicles are stated at fair value based upon closing sales prices reported on recognized securities exchanges on the last business day of the plan year or, for the listed securities having no sales reported and for unlisted securities, upon last reported bid prices on that date. Investments in short-term investments are stated at cost which approximates fair value.

Payment of Benefits

Benefits are recorded when paid.

Note 3     Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated July 18, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC).

The Committee believes that the Plan is designed and operated to qualify under Section 401(a) of the Code and, with respect to its qualified cash or deferred arrangement, under Section 401(k) of the Code. When the requirements of Section 401(k) of the Code are satisfied, the following tax consequences result:

(i) A participant is not subject to federal income tax on Company contributions to the Plan or on income or realized gains in Plan Accounts attributable to the participant until a distribution from the Plan is made to him or her.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

(ii) The participant is able to exclude from his or her income for federal income tax purposes, the amount of his or her compensation deferral contributions, subject to a maximum exclusion of $10,500 and $10,000 for the 2000 and the 1999 taxable years of the participant, respectively.

(iii) On distribution of a participant's vested interest in the Plan, the participant generally is subject to federal income taxation, except that: (1) tax on "net unrealized appreciation" on any Company stock distributed as a part of a "lump sum distribution" generally is deferred until the participant disposes of such stock, and (2) tax may be deferred to the extent the participant is eligible for and complies with certain rules permitting the "rollover" of a qualifying distribution to another retirement plan, or individual retirement account.

Note 4     Reconciliation of Financial Statements to Form 5500

	December 31,
	2000	1999

Net assets available for benefits per the financial statements	$1,348,054,721	$1,515,472,886
Amounts allocated to withdrawing participants	(5,794,888)	(13,001,753)
Net assets available for benefits per Form 5500	$1,342,259,833 ============	$1,502,471,133 ============

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

	Year ended December 31, 2000	Year ended December 31, 1999

Benefits paid to participants per the financial statements	$ 136,518,191	$ 99,623,122
Add: Amounts allocated to withdrawing participants at December 31, 2000	5,794,888	13,001,753
Less: Amounts allocated to withdrawing participants at December 31, 1999	(13,001,753)	(8,055,721)
Benefits paid to participants per the Form 5500	$ 129,311,326 ===========	$ 104,569,154 ==========

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not paid as of that date.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

Note 5     Investment Funds

Participant contributions - Subject to rules the Committee may from time to time adopt, each participant has the right to designate one or more of the following investment funds established by the Committee for the investment of his or her compensation deferral contributions, in increments of 1%. After an initial election has been made, a participant may designate a different Fund into which future compensation deferral contributions shall be invested as of the first day of any payroll period that coincides with or immediately follows the first day of any month once within a calendar quarter. In addition, a participant may elect to redesignate any amounts in his or her accounts as of the last business day of any month to be invested in a different Fund. These elections may be made by giving such advance notice as may be required by the Plan administrator.

Following are the investment funds available for participant contributions:

The Money Market Fund

The Money Market Fund is invested in institutional shares of the Vanguard Prime Money Market Fund. The Fund seeks the highest level of income consistent with maintaining stability of principal. The Fund measures its performance against the Lipper Institutional Money Market Funds Average benchmark. This benchmark consists of the average return for all money market funds included in Lipper Analytical Services' "Money Market Fund" category.

The Short Duration Bond Fund

The Short Duration Bond Fund seeks to modestly outperform the total return (income plus capital appreciation) of the Merrill Lynch 1-3 Year Index while limiting the risk of underperformance versus the index. The Merrill Lynch 1-3 Year Index represents U.S. Treasury issued securities with final maturities ranging from one to three years. The investment portfolio is actively managed and consists of short-term (1-3 year) fixed income instruments which include: U.S. Treasury and agency securities, corporate bonds, mortgage-backed securities and asset-backed fixed income securities. All of the Fund's assets are rated single-A or better at the time of purchase and all securities were U.S. dollar denominated. Investment income and administrative expenses relating to the fixed income investment fund are allocated to individual plans based upon average monthly balances invested by each plan.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

The Black Rock Core Bond Fund

The Core Bond Fund seeks to modestly outperform the total return (income plus capital appreciation) of the Lehman Aggregate Index while limiting the risk of underperformance versus the Index. The Lehman Brothers Aggregate Index primarily consists of U.S. Treasury, corporate, mortgage and asset-backed securities and attempts to replicate the total U.S. fixed income investment grade bond market.

The Vanguard High Yield Bond Fund

The High Yield Bond Fund is invested in shares of the Vanguard High-Yield Bond Fund. The High Yield Bond Fund seeks a high level of interest income and modest long-term growth of capital. The Fund measures its performance against the Lehman Brothers High Yield Bond Index benchmark. This Index covers the universe of fixed rate, publicly issued non-investment grade debt registered with the Securities and Exchange Commission.

The Mellon Balanced 40/60 Fund

The Fund's investment objective is to allocate assets to stock and bond index portfolios using fixed allocations. The targeted allocations are 40 percent stocks and 60 percent bonds. The portfolios seek to match the aggregate performance of the Wilshire 5000 Index and Lehman Brothers Aggregate Bond Index benchmarks using the targeted allocations. The portfolios may invest in individual securities and/or financial futures or options.

The Mellon Balanced 60/40 Fund

The Fund's investment objective is to allocate assets to stock and bond index portfolios using fixed allocations. The targeted allocations are 60 percent stocks and 40 percent bonds. The portfolios seek to match the aggregate performance of the Wilshire 5000 Index and Lehman Brothers Aggregate Bond Index benchmarks using the targeted allocations. The portfolios may invest in individual securities and/or financial futures or options.

The Mellon Balanced 80/20 Fund

The Fund's investment objective is to allocate assets to stock and bond index portfolios using fixed allocations. The targeted allocations are 80 percent stocks and 20 percent bonds. The portfolios seek to match the performance of the Wilshire 5000 Index and Lehman Brothers Aggregate Bond Index benchmarks using the targeted allocation. The portfolios may invest in individual securities and/or financial futures or options.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

The Active Allocation Fund

The Fund's investment objective is to outperform a balanced benchmark by actively allocating assets among stocks, bonds, and cash equivalents. The Fund's benchmark is a static mix of 65 percent U.S. equities and 35 percent U.S. fixed income securities. In 2000, the Fund is invested in Mellon Capital's Enhanced Asset Allocation Fund. In 1999, the Fund was invested in the Brinson U.S. Balanced Fund and the Mellon Enhanced Asset Fund.

The Active U.S. Equity Fund

The Active U.S. Equity Fund's objective is to maximize total return, consisting of both capital appreciation and current income, without assuming undue risk. The Fund is diversified across a wide range of U.S. equity securities. The Active U.S. Equity Fund's benchmark is the Russell 1000 Index, which includes large and intermediate capitalization issues as compiled by an independent data provider. It was managed by Brinson Partners in the Brinson U.S. Equity Fund at the start of 2000. During the year the investment manager was changed to Frank Russell Trust Company and is invested in the Frank Russell Active Equity Fund. The Fund is subadvised by about a dozen managers.

The Mellon S&P 500 Stock Index Fund

The Fund seeks to match the performance of the S&P 500 Index, which is composed of common stocks that represent a large cross-section of the U.S. publicly traded stock market. This Fund provides exposure to large company stocks.

The Fund may invest in the individual securities that comprise the S&P 500 and/or unleveraged S&P 500 financial futures or options.

The Mellon S&P 500 Select Fund

The Fund's investment objective is to modestly outperform the S&P 500 Index while maintaining equivalent risk exposure. The Fund invests in a diversified portfolio of stocks that match the fundamental risk characteristics of the S&P 500 Index.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

The Mellon Market Completion Fund

The Fund seeks to match the performance of the Wilshire 4500 Index. The Fund sets out to complement the other funds, which are benchmarked to the S&P 500 Index, by offering a disciplined, structured, and cost-effective vehicle through which investors can gain diversified exposure to the market of small- and mid-size company stocks.

This Fund is designated the Completion Fund because the Wilshire 4500 Index, when combined with the large capitalized stock weighted S&P 500 Index, would equate to the entire market often depicted by the Wilshire 5000 Index.

The Bernstein International Value Portfolio Fund

The International Equity Fund invests in established companies drawn from the major developed nations in Europe, Australia and the Far East, plus Canada.

The Fund seeks to: modestly outperform the major foreign stock markets, with carefully controlled volatility over full market cycles; and ensure broad portfolio diversification the primary benefit of international investing; and manage currency risk.

Over time, research driven, value-oriented stock selection is expected to account for approximately 70 percent of the Fund's premium (over the benchmark), with country allocation and currency management each contributing 15 percent.

The CSC Stock Fund

The CSC Stock Fund invests in the common stock of Computer Sciences Corporation (CSC). The return of this fund is based on the performance of CSC common stock. The financial performance of the Company, growth factors in its industry, the U.S. and world economies, and the performance of the stock market in general as well as other factors will affect the performance of CSC stock.

Note 6     Participant Loans

The Plan allows participants to borrow from their vested account balances from a minimum of $1,000 to a maximum of 50% of their vested account balances up to $50,000, subject to certain limitations. The loans bear interest at the prime rate quoted in the Wall Street Journal plus 1%, which is set on a quarterly basis. Loan terms range from 1-5 years or up to 15 years for purchase of a primary residence. Loans are recorded at cost, which approximates fair value, on the Statement of Net Assets Available for Benefits.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENTS
For the two years ended December 31, 2000

The loans (which are accounted for in the Loan Fund) are deducted from the participants' accounts according to a priority specified in the Plan's loan rules and, within each account, pro rata from the funds based on their balances at the time. Loan repayments are reinvested in the participants' funds according to their current investment election. The repayments are similarly allocated among participants' accounts according to the priority specified in the Plan's rules.

Note 7     Benefits Payable

As of December 31, 2000 and 1999, net assets available for benefits included benefits of $5,794,888 and $13,001,753 respectively, due to participants who have withdrawn from participation in the Plan.

Note 8     Transfers from Other Plans

During the years ended December 31, 2000 and 1999, the Plan had several transfers from other plans. The asset values of these transfers during 2000 were as follows: $44,738,641 from the CSR Deferred Savings Plan, $1,802,958 from the Sundstrand Corporation Savings Plan, $917,776 from the AT&T Long Term Savings Plan, $899,779 from the Security First Savings Plan, $880,111 from the United Technologies Corp. Employee Savings Plan, $874,608 from the BHP Retirement Savings Plan, $872,181 from the DuPont Savings and Investment Plan, $587,981 from the General Dynamics Savings and Stock Investment Plan, $442,263 from the Kalchas Group 401(k) Plan, $371,599 from the Onward Technologies Inc. 401(k) Plan, and $1,248,021 from various other plans.

For 1999, the asset values of these transfers were as follows: $2,299,474 from the AT&T Long Term Savings Plan for Management Employees; $1,501,095 from the Budget Group Inc. Savings Plus Plan; $33,887,332 from the Continuum Savings Plan; $2,472,089 from the Employees of DuPont or Conoco Savings Plan; $323,700 from the Enron Corporation Savings Plan; $29,311,697 from the Hogan Systems Inc. Savings and Profits Sharing Plan; $629,488 from the Integral/InPower; $2,276,308 from the Republic National Bank Plan; $633,569 from the SGRP- Sabre Group Retirement Plan; $3,812,732 from The Pinnacle Group Inc. 401(k) Plan; and $4,321,483 from the United Technologies Corp. (UTC) Employees Savings Plan.

The Plan also had several transfers to other plans in 2000 and 1999 as a result of spin-offs. The 2000 asset value for the transfer was $2,993,484 from the Republic National Bank Plan. The 1999 asset values of these transfers were as follows: $12,112,529 to the CNA Employee Savings Plan and $173,565 for the NCTR conversion.

COMPUTER SCIENCES CORPORATION
MATCHED ASSET PLAN

NOTES TO FINANCIAL STATEMENT
For the two years ended December 31, 2000

Note 9     Investments in Common/Collective Trust

The following table presents investments in the CCT at fair value.

	December 31,
	2000	1999
Investments at Fair Value as Determined by
Quoted Market Price
Cash	$ 1,663,729	$ -
Short-term investment fund	25,767,826	29,307,397
Money market fund	52,066,070	51,345,379
Bonds and debentures	226,960,951	253,669,770
CSC Stock Fund	387,876,476	571,694,870
International portfolio fund	78,637,722	72,758,006
Investment in registered investment companies
Active Allocation Fund	124,752,673	128,646,885
Brinson Balanced Fund	47,094,954	51,710,654
Brinson Equity Fund	136,809,724	337,368,301
Mellon Capital Aggr. Bond Fund	20,495,304	17,911,698
Mellon Corporate Bond Fund	113,952,590	81,103,182
Mellon EB Enhanced Asset Allocation Fund	111,631	5,912,715
Mellon EB Stock Index Fund	26,083,391	28,134,795
Mellon Equity Fund	246,407,439	260,780,314
Mellon Equity Completion Fund	96,151,793	79,830,857
Mellon Government Bond Fund	925,195	874,722
Mellon Index Fund	151,988	136,853
Mellon S&P 500 Index Fund	270,445,105	281,011,005
Pacific Mutual Enhanced Bond Fund	34,743,189	30,991,341
BlackRock Core Bond Fund	20,244,981	5,454,439
Vanguard High Yield Bond Fund	5,005,183	3,369,664
Mellon Balanced 40/60 Fund	11,471,934	8,462,935
Mellon Balanced 60/40 Fund	28,904,001	20,444,734
Mellon Balanced 80/20 Fund	45,206,806	31,402,920
Mellon S&P 500 Select Fund	28,616,010	24,760,868
Frank Russell Active Equity Fund	149,682,268
	2,180,228,933	2,377,084,304
Investment at Estimated Fair Value
Geewax Terker Hedge fund	13,606,575	12,801,517

Investment at Cost, Which Approximates Fair Value
Employee loans	24,612,171	25,954,315
Total Common/Collective Trust	$ 2,218,447,679 ============	$ 2,415,840,136 ============
Plan's Interest in the Common/Collective Trust	$ 1,347,575,048 ============	$ 1,519,727,525 ============

The investment income of the CCT is summarized as follows:

	Year Ended December 31,
	2000	1999

Net appreciation in fair value of investments	$ (307,220,186)	$ 240,091,100
Dividends	46,592,239	44,038,879
Interest	18,616,881	17,493,100
Common/Collective Trust (Loss) Income	$ (242,011,066) ============	$ 301,623,079 ==========
Plan's Interest in the Common/Collective Trust (Loss) Income	$ (248,837,413) ============	$ 233,904,176 ===========

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1934, the Computer Sciences Corporation Retirement Plans Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

Computer Sciences Corporation MATCHED ASSET PLAN
Date: June 29, 2001	By: /S/ LEON J. LEVEL Leon J. Level Chairman, Computer Sciences Corporation Retirement Plans Committee

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Computer Sciences Corporation Registration Statement No. 333-58526 on Form S-8 of our report dated June 19, 2001, appearing in this Annual Report on Form 11-K of the Computer Sciences Corporation Matched Asset Plan for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 29, 2001

2000
Form 5500, Schedule H, Line 4i
Computer Sciences Corporation
EIN 95-2043126
Matched Asset Plan 001
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value

	Amsouth Auto Tr	Automobile Loan Receivables	07/15/04	6.67%	$ 1,399,936	$ 1,422,673
	Capital Auto Receivables Asset	Automobile Loan Receivables	07/15/06	6.46%	2,499,660	2,529,925
	Chase Manhattan Auto Owner Tr	Automobile Loan Receivables	12/15/04	6.21%	1,774,769	1,792,162
	Chase Manhattan Grantor Tr	Automobile Loan Receivables	09/15/02	6.61%	75,544	74,747
	Chevy Chase Auto Receivables Tr	Automobile Loan Receivables	03/20/04	6.20%	272,231	269,972
	Chevy Chase Auto Receivables Trust	Automobile Loan Receivables	10/15/03	6.50%	206,321	204,617
	First Sec Auto Owner Tr	Automobile Loan Receivables	07/15/04	7.30%	874,169	893,757
	First Security Auto Trust	Automobile Loan Receivables	06/15/03	5.58%	1,107,314	1,112,492
	Ford Cr Auto Owner Tr	Automobile Loan Receivables	06/17/02	6.82%	1,424,104	1,427,292
	Ford Cr Auto Owner Tr	Automobile Loan Receivables	12/15/02	6.74%	2,149,822	2,158,424
	Honda Auto Receivables 2000-1	Automobile Loan Receivables	07/15/04	6.62%	1,974,683	2,002,698
	Mellon Auto Grantor Tr	Automobile Loan Receivables	10/15/06	7.18%	1,639,418	1,667,862
	Mellon Auto Grantor Tr	Automobile Loan Receivables	07/15/07	6.39%	1,349,864	1,360,758
	Navistar Finl Owner Tr	Automobile Loan Receivables	04/15/03	5.95%	2,224,689	2,223,910
	Nissan Auto Receivables 1999-A	Automobile Loan Receivables	09/15/03	6.47%	1,274,831	1,280,291
	Nissan Auto Receivables 2000-C	Automobile Loan Receivables	08/16/04	6.72%	1,249,882	1,270,269
	Toyota Auto Receivables 1999-A	Automobile Loan Receivables	08/16/04	6.15%	2,024,211	2,027,167
	Toyota Auto Receivables 2000-A	Automobile Loan Receivables	08/15/04	7.18%	999,847	1,019,890
	Donaldson Lufkin & Jenrette Inc	Other Financial Corporate Bonds	04/01/02	5.88%	1,886,990	1,893,749
	Ford Mtr Cr Co	Other Financial Corporate Bonds	07/16/04	6.70%	1,506,352	1,545,769
	Metropolitan Life In Co Surplus Nt Restr	Other Financial Corporate Bonds	11/01/03	6.30%	1,015,030	1,043,637
	Morgan Stanley Dean Witter M/T/N	Other Financial Corporate Bonds	01/20/04	5.63%	959,480	979,990
	AT&T Corp	Telephone Corporate Bonds	03/15/04	5.63%	1,382,828	1,384,968
	Teco Energy Inc	Utility (Electric) Corporate Bonds	10/01/15	7.00%	598,824	606,600
	Copelco Cap Fdg Llc	Miscellaneous Asset Backed	12/18/02	6.61%	1,078,701	1,093,774
	Copelco Cap Funding Corp	Miscellaneous Asset Backed	03/15/02	5.67%	1,434,961	1,290,309
	Ifc Sbap 97-1A V/R	Miscellaneous Asset Backed	01/15/24		1,047,248	1,042,241
	Missouri Higher Ed Ln Auth Student Ln	Miscellaneous Asset Backed	07/25/08		1,267,271	1,261,987
	Newcourt Equipment Trust Secs	Miscellaneous Asset Backed	10/15/02	5.45%	510,663	512,092
	Newcourt Equipment Trust Secs	Miscellaneous Asset Backed	12/20/02	5.24%	735,350	735,941
	Ryder Veh Lease Tr	Miscellaneous Asset Backed	04/15/04	6.68%	1,399,805	1,405,053
	TMS SBA Ln Tr	Miscellaneous Asset Backed	01/15/25	7.74%	560,485	565,849
	TMS SBA Ln Tr	Miscellaneous Asset Backed	04/15/24	7.19%	937,214	967,971
	TMS SBA Ln Tr V/R	Miscellaneous Asset Backed	01/15/25	7.14%	840,691	886,053
	Asset Backed Secs Corp	Mortgage Pass-Through Certificate	03/15/30	6.66%	1,217,204	1,238,944
	Asset Securitization Corp	Mortgage Pass-Through Certificate	02/14/41	6.50%	1,153,032	1,134,389
	Credit Suisse First Boston Mtg	Mortgage Pass-Through Certificate	08/25/27	7.25%	483,133	478,744
	Deutsche Mortgage & Asset Receiving	Mortgage Pass-Through Certificate	09/15/07	6.22%	465,947	476,368
	DLJ Mtg Accep Corp	Mortgage Pass-Through Certificate	12/17/27	6.65%	273,257	281,813
	DLJ Mtg Accep Corp Restr 144A	Mortgage Pass-Through Certificate	11/12/21	6.86%	747,558	730,091
	Green Tree Finl Corp	Mortgage Pass-Through Certificate	01/15/26	6.80%	1,462,102	1,495,508
	Prudential Home Mtg Secs Co	Mortgage Pass-Through Certificate	05/25/24	7.05%	102,999	101,689
	Sequoia Mtg Tr 2	Mortgage Pass-Through Certificate	10/25/24	7.11%	1,308,128	1,303,721
	Structured Asset Mtg Invts Inc	Mortgage Pass-Through Certificate	11/25/13	6.13%	1,316,342	1,396,892
	Tms Home Equity Trust	Mortgage Pass-Through Certificate	01/15/26	7.50%	983,750	1,019,012
	Union Planters Mtg Fin Corp	Mortgage Pass-Through Certificate	01/25/28	6.35%	335,454	310,423
	Union Planters Mtg Fin Corp	Mortgage Pass-Through Certificate	04/01/29	6.25%	933,943	922,285
	U S Treasury Notes Trsy Infl Indx Pric	Collateralized Mortgage Obligations	01/15/08	3.63%	3,210,310	3,262,320
	Fed'l Home Loan Mtge Corp Grp # 645228	Federal Home Loan Mortgage Corp.	10/01/22	7.77%	1,749,469	1,728,811
	Fed'l Home Loan Mtge Corp Grp # 775626	Federal Home Loan Mortgage Corp.	09/01/23	7.59%	1,344,851	1,338,138
	Fed'l Home Loan Mtge Corp Grp # 390299	Federal Home Loan Mortgage Corp.	05/01/21	6.68%	2,068,955	2,051,285
	Fed'l Home Loan Mtge Corp Grp # 786191	Federal Home Loan Mortgage Corp.	07/01/27	6.96%	2,106,345	2,054,648
	Fed'l Home Loan Mtge Corp Grp # E20193	Federal Home Loan Mortgage Corp.	09/01/10	6.50%	347,027	342,866
	Fed'l Home Loan Mtge Corp Grp # G10564	Federal Home Loan Mortgage Corp.	09/01/11	7.00%	1,370,731	1,390,188
	Federal Nat'l Mtge Assn Pool # 165	Federal National Mortgage Assoc.	05/01/09	7.50%	1,333,243	1,317,408
	Federal Nat'l Mtge Assn Pool # 6895	Federal National Mortgage Assoc.	02/01/09	8.50%	1,053,934	1,073,844
	Federal Nat'l Mtge Assn Pool # 21565	Federal National Mortgage Assoc.	12/01/25	6.76%	587,672	589,715
	Federal Nat'l Mtge Assn Pool # 38670	Federal National Mortgage Assoc.	12/01/26	6.76%	375,786	377,092
	Federal Nat'l Mtge Assn Pool # 44175	Federal National Mortgage Assoc.	11/01/03	6.00%	666,129	662,900
	Federal Nat'l Mtge Assn Pool # 57375	Federal National Mortgage Assoc.	04/01/09	7.25%	621,979	612,786
	Federal Nat'l Mtge Assn Pool # 86643	Federal National Mortgage Assoc.	06/01/29	6.76%	24,568	24,653
	Federal Nat'l Mtge Assn Pool # 128938	Federal National Mortgage Assoc.	07/01/19	6.68%	433,771	435,279
	Federal Nat'l Mtge Assn Pool # 135773	Federal National Mortgage Assoc.	08/01/21	6.68%	494,289	496,008
	Federal Nat'l Mtge Assn Pool # 190880	Federal National Mortgage Assoc.	11/01/28	6.77%	59,966	60,175
	Federal Nat'l Mtge Assn Pool # 251904	Federal National Mortgage Assoc.	08/01/08	6.00%	986,392	1,000,796
	Federal Nat'l Mtge Assn Pool # 252317	Federal National Mortgage Assoc.	02/01/09	5.50%	1,445,630	1,426,542
	Federal Nat'l Mtge Assn Pool # 303567	Federal National Mortgage Assoc.	07/01/09	5.50%	1,399,491	1,383,869
	Federal Nat'l Mtge Assn Pool # 313829	Federal National Mortgage Assoc.	01/01/11	6.50%	1,566,864	1,625,840
	Federal Nat'l Mtge Assn Pool # 323952	Federal National Mortgage Assoc.	07/01/09	6.00%	2,328,285	2,382,083
	Federal Nat'l Mtge Assn Pool # 323955	Federal National Mortgage Assoc.	04/01/13	7.00%	706,539	718,950
	Federal Nat'l Mtge Assn Pool # 405109	Federal National Mortgage Assoc.	07/01/12	7.00%	1,329,331	1,359,492
	Federal Nat'l Mtge Assn Pool # 509724	Federal National Mortgage Assoc.	03/01/13	7.00%	282,469	288,789
	Federal Nat'l Mtge Assn Pool # 535417	Federal National Mortgage Assoc.	05/01/36	6.76%	488,212	490,219
	Federal Nat'l Mtge Assn Pool # 537950	Federal National Mortgage Assoc.	02/01/24	8.27%	2,359,202	2,374,359
	Federal Nat'l Mtge Assn Pool # 542138	Federal National Mortgage Assoc.	11/01/29	8.08%	1,041,736	1,046,051
	Federal Nat'l Mtge Assn Pool # 542141	Federal National Mortgage Assoc.	08/01/22	8.12%	1,078,252	1,084,181
	Federal Nat'l Mtge Assn Pool # 547289	Federal National Mortgage Assoc.	01/01/26	8.13%	1,406,144	1,417,552
	Federal Nat'l Mtge Assn Pool # 551027	Federal National Mortgage Assoc.	03/01/25	7.55%	1,684,099	1,675,443
	Federal Nat'l Mtge Assn Pool # 0323331	Federal National Mortgage Assoc.	11/01/08	6.50%	2,084,790	2,066,796
	Federal Natl Mtg Assn	Government Agencies	02/13/04	5.13%	1,268,820	1,284,563
	Federal Natl Mtg Assn Deb	Government Agencies	05/14/04	5.63%	3,015,240	3,066,163
	U S Treasury Bonds	Government Bonds	11/15/08	8.75%	1,993,644	1,972,725
	U S Treasury Notes	Government Bonds	08/31/02	6.13%	16,647,298	16,782,525
	United States Treas Nts	Government Bonds	05/31/02	6.63%	878,691	890,039
	United States Treas Nts	Government Bonds	11/15/05	5.75%	386,888	392,350
	United States Treas Nts	Government Bonds	04/30/02	6.38%	946,809	961,875
	Gov't Nat'l Mgt Assn Pool# 412330	Government National Mortgage Assoc.	09/15/12	7.00%	452,333	458,185
	Gov't Natl Mtg Assn II Pool # 80093	Government National Mortgage Assoc.	07/20/27	7.75%	456,297	461,658
	Gov't Nat'l Mtge Assn Pool # 326849	Government National Mortgage Assoc.	12/15/07	7.00%	23,355	23,624
	Gov't Nat'l Mtge Assn Pool # 331394	Government National Mortgage Assoc.	12/15/07	7.00%	302,267	305,751
	Gov't Nat'l Mtge Assn Pool # 335037	Government National Mortgage Assoc.	10/15/07	7.00%	81,773	82,717
	Gov't Nat'l Mtge Assn Pool # 335606	Government National Mortgage Assoc.	12/15/07	7.00%	388,064	393,203
	Gov't Nat'l Mtge Assn Pool # 345352	Government National Mortgage Assoc.	09/15/08	7.00%	237,266	239,930
	Gov't Nat'l Mtge Assn Pool # 346815	Government National Mortgage Assoc.	10/15/08	7.00%	378,754	384,056
	Gov't Nat'l Mtge Assn Pool # 359290	Government National Mortgage Assoc.	09/15/08	7.00%	312,150	316,524
	Gov't Nat'l Mtge Assn Pool # 363744	Government National Mortgage Assoc.	09/15/08	7.00%	441,610	448,725
	Gov't Nat'l Mtge Assn Pool # 368788	Government National Mortgage Assoc.	10/15/08	7.00%	63,004	63,888
	Gov't Nat'l Mtge Assn Pool # 780131	Government National Mortgage Assoc.	07/15/10	9.00%	1,239,516	1,260,390
	Gov't Nat'l Mtge Assn Pool # 780487	Government National Mortgage Assoc.	04/15/06	7.25%	495,800	486,335
	Gov't Nat'l Mtge Assn Pool # 780985	Government National Mortgage Assoc.	12/15/08	6.00%	878,079	909,966
	Gov't Nat'l Mtge Assn Pool # 781170	Government National Mortgage Assoc.	10/15/09	7.00%	1,200,870	1,230,415
	Gov't Nat'l Mtge Assn Pool # 0780427	Government National Mortgage Assoc.	02/15/09	8.25%	874,798	859,654
	Gov't Nat'l Mtge Assn II Pool # 8360	Government National Mortgage Assoc.	01/20/24	6.38%	699,898	701,423
	Gov't Nat'l Mtge Assn Pool# 0780769	Government National Mortgage Assoc.	04/15/13	7.50%	1,178,613	1,218,576
	Amresco Independence Fdg Inc	Private Placements	06/15/26		1,481,403	1,482,940
	Avon Energy Partners Hldgs	Private Placements	12/11/02	6.73%	52,342	54,798
	Bayview Finl Acquisition Tr 144A	Private Placements	05/25/29	7.01%	1,251,758	1,243,418
	Business Ln Ctr Inc V/R Restr	Private Placements	01/15/25		1,277,099	1,277,556
	Captec Franchise Tr 144A	Private Placements	05/25/05	6.50%	1,467,320	1,478,208
	DLJ Mtg Accep Corp 144A	Private Placements	05/15/06	7.40%	1,147,731	1,187,168
	FMAC Ln Receivables Tr	Private Placements	11/15/04	5.99%	866,436	838,579
	GS Mtg Secs Corp	Private Placements	06/20/24	8.50%	1,529,567	1,529,567
	Nissan Auto Lease Tr	Private Placements	05/20/03	7.80%	1,422,274	1,429,275
	PBG Equip Tr 144A	Private Placements	01/20/12	6.27%	1,495,067	1,496,592
	Ryder Veh Lease Tr	Private Placements	09/15/08	6.10%	552,283	545,864
	Black Rock Financial Management, Inc.	Mutual Fund - Core Bond Fund			17,699,605	18,223,100
	Frank Russell Trust Company	Mutual Fund - U.S. Equity			163,735,681	148,413,346
	Mellon Capital Management Corp.	Mutual Fund - Enhanced Asset Fund			124,626,068	124,752,673
	Mellon Capital Management Corp.	Mutual Fund - Daily Liquidity Stock Index Fund			342,483,268	270,445,105
	Mellon Capital Management Corp.	Mutual Fund - EB Daily Market Completion Fund			41,777,295	37,175,248
	Mellon Capital Management Corp.	Mutual Fund - Select S&P500 Mellon EB Daily Liq. Active			29,235,073	28,616,010
	Mellon Capital Management Corp.	Mutual Fund - EB Daily Liquidity Stock Index Fund			46,670,152	45,593,407
	Mellon Capital Management Corp.	Mutual Fund - EB Daily Liquid Active			26,627,290	27,934,946
	Mellon Capital Management Corp.	Mutual Fund - EB Daily Market Completion			11,986,169	12,054,388
	Sanford C. Bernstein & Co., Inc.	Mutual Fund - International Equity Fund			14,912,997	13,059,706
*	Computer Sciences Corporation	Common Stock			430,191,117	386,597,437
*	Computer Sciences Corporation	Employee Loan Fund (5.7959% - 8.75%)			24,577,090	24,577,090
	The Vanguard Group	Mutual Fund - High Yield Bond Fund			5,524,663	5,005,183
	The Vanguard Group	Money Market Fund			52,066,070	52,066,070
*	Bank of New York	BNY Collective Short-Term Invst. Fund			14,298,268	14,298,268
Total Assets Held for Investment Purposes					$ 1,484,298,421 ============	$ 1,347,575,048 ===========

* represents party in interest